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                                                                    EXHIBIT 12.2

                            PAINE WEBBER GROUP INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In thousands of dollars)



                                           Nine Months                            Years Ended December 31,
                                       Ended September 30,  -------------------------------------------------------------------
                                              1995             1994          1993           1992          1991          1990
                                       -------------------  ----------    ----------     ----------    ----------    ----------
Earnings (loss) before taxes               $   23,874       $   44,385    $  407,576     $  339,115    $  226,247    $ (102,633)
                                           ----------       ----------    ----------     ----------    ----------    ----------

Fixed charges:

  Interest                                  1,483,106        1,428,653     1,130,712        879,242     1,056,124     1,242,151

  Interest factor in rents                     44,240           51,102        50,133         45,962        43,804        42,223
                                           ----------       ----------    ----------     ----------    ----------    ----------

  Total fixed charges                       1,527,346        1,479,755     1,180,845        925,204     1,099,928     1,284,374
                                           ----------       ----------    ----------     ----------    ----------    ----------

Earnings before taxes and
  fixed charges                            $1,551,220       $1,524,140    $1,588,421     $1,264,319    $1,326,175    $1,181,741
                                           ==========       ==========    ==========     ==========    ==========    ==========

Ratio of earnings to fixed charges                1.0              1.0           1.3            1.4           1.2        *
                                           ==========       ==========    ==========     ==========    ==========    ==========



For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings (loss) before taxes and fixed charges. "Fixed charges" consist of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings and that portion of rental expense estimated to be representative of the interest factor.

* Earnings were inadequate to cover fixed charges and would have had to increase $102,633 in order to cover the deficiency.